EXHIBIT 10.1B

Exhibit B: [Proposed] ORDER GRANTING FINAL APPROVAL

UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF SOUTH CAROLINA

CHARLESTON DIVISION

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IN RE: AQUEOUS FILM-FORMING	)	MDL No. 2:18-mn-2873
FOAMS PRODUCTS LIABILITY	)
LITIGATION	)
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[PROPOSED] FINAL ORDER AND JUDGMENT
APPROVING SETTLEMENT AGREEMENT

Before the Court is the Motion of Class Counsel for Final Approval of Settlement Agreement (the “Final Approval Motion”), pursuant to Rules 23(a), 23(b), and 23(e) of the Federal Rules of Civil Procedure, which seeks (1) Final Approval of the Settlement Agreement; (2) final certification, for settlement purposes only, of the Settlement Class; (3) a judgment dismissing Claims in the Litigation asserted by Settlement Class Members against Released Persons, and (4) a permanent injunction prohibiting any Settlement Class Member from asserting or pursuing any Released Claim against any Released Person in any forum.

WHEREAS, a proposed Settlement Agreement has been reached by and among (i) Class Representatives, individually and on behalf of the Settlement Class Members, by and through Class Counsel, and (ii) defendants The Chemours Company, The Chemours Company FC, LLC, DuPont de Nemours, Inc., Corteva, Inc., and E.I. DuPont de Nemours and Company n/k/a EIDP, Inc.;

EXHIBIT 10.1B

WHEREAS, the Court, for the purposes of this Final Order and Judgment, adopts all defined terms as set forth in the Settlement Agreement;

WHEREAS, on _______________, 2023, the Court entered an Order Granting Preliminary Approval that, among other things: (1) preliminarily approved the Settlement Agreement; (2) preliminarily certified the Settlement Class, for settlement purposes only; (3) approved the Notice, Summary Notice, and Notice Plan and directed that notice be disseminated to Settlement Class Members according to the Notice Plan; (4) appointed Class Counsel and Class Representatives; (5) scheduled a Final Fairness Hearing to consider final approval of the Settlement Agreement; and (6) stayed all proceedings in the MDL and other Litigation as to Settling Defendants;

WHEREAS, in the Settlement Agreement, the Settlement Class is defined as follows: (a) all Public Water Systems in the United States of America that draw or otherwise collect from any Water Source that, on or before the Settlement Date, was tested or otherwise analyzed for PFAS and found to contain any PFAS at any level; and (b) all Public Water Systems in the United States of America that, as of the Settlement Date, are (i) subject to the monitoring rules set forth in UCMR 5 (i.e., “large” systems serving more than 10,000 people and “small” systems serving between 3,300 and 10,000 people), or (ii) required under applicable state or federal law to test or otherwise analyze any of their Water Sources or the water they provide for PFAS before the UCMR 5 Deadline;

WHEREAS, Paragraph 5.1.2 of the Settlement Agreement specifies certain exclusions from the Settlement Class;

Exhibit B Page 2

EXHIBIT 10.1B

WHEREAS, on _______________, 202_, the Court held the Final Fairness Hearing to consider whether the Settlement Agreement was fair, reasonable, adequate, and in the best interests of the Settlement Class; and

WHEREAS, the Court has considered all of the presentations and submissions related to the Final Approval Motion, including arguments of counsel for the Parties and of the Persons who appeared at the Final Fairness Hearing, and having presided over and managed the proceedings in the MDL as Transferee Judge since December 7, 2018, pursuant to the Transfer Order of the same date, is familiar with the facts, contentions, claims, and defenses as they have developed in these proceedings, and is otherwise fully advised of all relevant facts in connection therewith;

IT IS HEREBY ORDERED AS FOLLOWS:

1.
This Final Order and Judgment certifies the Settlement Class under Rule 23 of the Federal Rules of Civil Procedure for settlement purposes only.
2.
The Court finds that the requirements of Rules 23(a) and 23(b)(3) of the Federal Rules of Civil Procedure are met. The Court finds that for settlement purposes: (a) the Settlement Class Members are ascertainable; (b) the Settlement Class Members are so numerous that their joinder is impracticable; (c) there are questions of law and fact common to the Settlement Class; (d) the claims of the Class Representatives are typical of the Settlement Class Members; (e) the Class Representatives and Class Counsel have fairly and adequately represented and protected the interests of all Settlement Class Members; and (f) the questions of law or fact common to the Settlement Class predominate over any questions affecting only individual Settlement Class Members, and a class action is superior to other available methods for the fair and efficient resolution of the controversy.

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EXHIBIT 10.1B

3.
The Court confirms the appointment as Class Representatives of ___________, who were preliminarily approved in the Order Granting Preliminary Approval.
4.
Pursuant to Rule 23(g) of the Federal Rules of Civil Procedure, the Court confirms the appointment as Class Counsel of Michael A. London and the law firm of Douglas & London; Scott Summy and the law firm of Baron & Budd; Paul J. Napoli and the law firm of Napoli Shkolnik; and Elizabeth Fegan and the law firm of Fegan Scott LLC, who were preliminarily approved in the Order Granting Preliminary Approval.
5.
If a proposed settlement class satisfies Rules 23(a) and (b) of the Federal Rules of Civil Procedure, the Court must determine whether the settlement itself is fair, reasonable, and adequate. See Fed. R. Civ. P. 23(e)(2) (enumerating factors the Court must consider). The Court has analyzed the Rule 23(e)(2) factors in light of applicable precedent and has concluded that the Settlement Agreement is fair, reasonable, and adequate.
a.
Class Counsel and the Class Representatives have adequately represented the Settlement Class;
b.
The Settlement Agreement was negotiated at arm’s length under the supervision of the Court-appointed mediator, Honorable Layn Phillips and is recommended by experienced Counsel;

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EXHIBIT 10.1B

c.
The relief provided to the Settlement Class is reasonable, adequate, and fair, taking into account relative strength of the parties' cases as well as the uncertainties of litigation on the merits; the risk, complexity, expense and likely duration of the litigation; and the stage of the litigation, including the factual record developed by the parties; the costs, risks, and delay of trial and appeal in the absence of settlement; the effectiveness of the proposed methods of distributing the Settlement Agreement relief to the Settlement Class; the terms and timing of the proposed fee award; and any agreement required to be identified under Rule 23(e)(3).
d.
The Settlement Agreement treats Settlement Class Members equitably relative to each other.
6.
Therefore, pursuant to, and in accordance with, Rule 23 of the Federal Rules of Civil Procedure, the Court hereby fully and finally approves the Settlement Agreement in its entirety and finds that the Settlement Agreement is fair, reasonable, and adequate. The Court also finds that the Settlement Agreement is in the best interests of the Class Representatives and all Settlement Class Members, and is consistent and in compliance with all applicable laws and rules. The Court further finds that the Settlement Agreement is the product of intensive, thorough, serious, informed, and non-collusive negotiations overseen by the Court-appointed mediator. The Court further finds that the Parties have evidenced full compliance with the Order Granting Preliminary Approval.
7.
The Settlement Class Members and Settling Defendants are ordered to implement, perform, and consummate each of the obligations set forth in the Settlement Agreement in accordance with its terms.

Exhibit B Page 5

EXHIBIT 10.1B

8.
All objections to the Settlement Agreement are found to be without merit and are overruled.
9.
Notice in the form of the Notice and Summary Notice was provided to Settlement Class Members pursuant to the Notice Plan approved in the Order Granting Preliminary Approval, including direct mailing where practicable. Class Counsel worked together with the Notice Administrator to fashion a Notice Plan that was tailored to the Settlement Class Members. Class Counsel have established that the Notice Plan was implemented.
10.
The Court finds that the Notice and Summary Notice disseminated pursuant to the Notice Plan: (a) was implemented in accordance with the Order Granting Preliminary Approval; (b) constituted the best notice practicable under the circumstances; (c) constituted notice that was reasonably calculated, under the circumstances, to apprise Settlement Class Members (i) of the effect of the Settlement Agreement, (ii) of the amount of attorneys’ fees and costs sought by Class Counsel, (iii) of their right to submit a Request for Exclusion or to object to any aspect of the Settlement Agreement, and (iv) of their right to appear at the Final Fairness Hearing; (d) constituted due, adequate, and sufficient notice to all Persons entitled to receive notice of the Settlement Agreement; and (e) satisfied the requirements of Rule 23 of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause) and other applicable laws and rules.
11.
Settling Defendants complied with the Class Action Fairness Act of 2005, 28 U.S.C. §§ 1332(d), 1453, 1711-1715, and its notice requirements by providing appropriate federal and state officials with information about the Settlement Agreement.

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EXHIBIT 10.1B

12.
As set forth in Section 12 of the Settlement Agreement, the Releasing Persons have expressly, intentionally, voluntarily, fully, finally, irrevocably, and forever released, waived, compromised, settled, and discharged the Released Persons from any and all Released Claims. Accordingly, the Court hereby orders the dismissal, without further costs, of each case in the MDL and all other pending Litigation brought by or on behalf of a Releasing Person in any forum or jurisdiction (whether federal, state, or otherwise) with prejudice to the extent it contains Released Claims against Released Persons. Any plaintiff in a Litigation asserting Claims against Released Persons that the plaintiff believes are preserved under Paragraphs 12.1.2(a) or 12.1.3(y) of the Settlement Agreement shall execute a stipulation of partial dismissal with prejudice in the form provided for in Exhibit L to the Settlement Agreement within thirty (30) calendar days of the Effective Date; provided, however, that in the event that any such plaintiff fails to file the required stipulation of dismissal in a Litigation within thirty (30) calendar days of the Effective Date, such Litigation shall be dismissed by operation of this Order Granting Final Approval (x) with prejudice to the extent it contains Released Claims against Released Persons, and (y) without prejudice to the extent it contains Claims against Released Persons that are preserved under Paragraphs 12.1.2(a) or 12.1.3(y) of the Settlement Agreement. With respect to any Claims that are not dismissed or that are dismissed without prejudice under this Paragraph, Released Persons shall retain all defenses, including the right to argue that the Claim is not preserved and is released.

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EXHIBIT 10.1B

13.
All Releasing Persons are permanently barred and enjoined from commencing, filing, initiating, instituting, prosecuting, and/or maintaining any judicial, arbitral, or regulatory action, in any forum or jurisdiction (whether federal, state, or otherwise), with respect to any and all Released Claims or challenging the validity of the releases under the Settlement Agreement. Upon the Effective Date, the injunction set forth in this Paragraph shall supersede the stay and injunction set forth in the Order Granting Preliminary Approval.
14.
The relief provided in the Settlement Agreement shall be the exclusive remedy by or on behalf of any and all Releasing Persons with respect to Released Claims, and the Released Persons shall not be subject to liability or expense of any kind with respect to any Released Claims other than as set forth in the Settlement Agreement. The Court finds that the relief provided in the Settlement Agreement fairly and adequately remedies any harm arising out of or relating to Public Water Systems in the Settlement Class to the extent allegedly caused by any Released Person that arises from or relates to PFAS in or affecting each such Public Water System or otherwise arises from or relates to any Released Claim. The Court finds that the Settlement is a good-faith settlement that, by operation of this Final Order and Judgment, has preclusive effect as to any other attempt to seek recovery from a Released Person for alleged harm to a Public Water System that is a Settlement Class Member.

Exhibit B Page 8

EXHIBIT 10.1B

15.
The Court finds that the Settlement is a good-faith settlement that bars any Claim by any Non-Released Person against any Released Person for contribution, indemnification, or otherwise seeking to recover all or a portion of any amounts paid by or awarded against that Non-Released Person to any Settlement Class Member or Releasing Person by way of settlement, judgment, or otherwise on any Claim that would be a Released Claim were such Non-Released Person a Settling Defendant, to the extent that a good-faith settlement (or release thereunder) has such an effect under applicable law, including, without limitation, S.C. Code Ann. § 15-38-50 and similar laws in other states or jurisdictions.
16.
As set forth in the Order Granting Preliminary Approval, the Court confirms the appointment of Matthew Garretson of Wolf/Garretson LLC as the Special Master; Steven Weisbrot of Angeion Group as the Notice Administrator; Dustin Mire of Eisner Advisory Group as the Claims Administrator; and Robyn Griffin of Huntington National Bank as the Escrow Agent.
17.
The Court retains continuing and exclusive jurisdiction over the Parties and their counsel, all Settlement Class Members, the Special Master, the Notice Administrator, the Claims Administrator, the Escrow Agent, and the Settlement Agreement, to interpret, implement, administer, and enforce the Settlement Agreement and this Final Order and Judgment. In addition, the Parties and the Settlement Class Members are hereby deemed to have submitted to the exclusive jurisdiction of the Court for any suit, action, proceeding, or dispute arising from, resulting from, in any way relating to or in connection with the Settlement Agreement. The Court also retains continuing jurisdiction over the Qualified Settlement Fund.

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EXHIBIT 10.1B

18.
This Final Order and Judgment incorporates and makes a part hereof the Settlement Agreement (which includes the Exhibits) filed with the Court on __________, 2023, including definitions of the terms used therein. This Final Order and Judgment shall serve as an enforceable injunction by the Court for purposes of the Court’s continuing jurisdiction related to the Settlement Agreement.
19.
This Final Order and Judgment, the Order Granting Preliminary Approval, the Settlement Agreement, and the documents, filings, and proceedings relating thereto, and any actions taken by the Settling Defendants in the negotiation, execution, entry into, or satisfaction of the Settlement Agreement: (a) do not, and shall not be construed or interpreted to, admit or concede any liability or wrongdoing of any Settling Defendant, acknowledge any validity to the Claims asserted in the Litigation, acknowledge that certification of a litigation class is appropriate as to any Claim, or acknowledge any weakness in the defenses asserted in the Litigation or any other suit, action, or proceeding; and (b) shall not be construed, deemed, or offered as an admission or concession by any of the Parties or Settlement Class Members or as evidentiary, impeachment, or other material available for use or subject to discovery in any suit, action, or proceeding (including the Litigation), except (i) as required or permitted to comply with or enforce the terms of the Settlement Agreement, the Order Granting Preliminary Approval, or this Final Order and Judgment, or (ii) in connection with a defense based on res judicata, claim preclusion, collateral estoppel, issue preclusion, relative degree of fault, release, or other similar theory asserted by any of the Released Persons. In the event that the Settlement Agreement does not become effective pursuant to its terms, the Settling Defendants retain full rights to contest certification of any class for litigation purposes.

Exhibit B Page 10

EXHIBIT 10.1B

20.
Without further approval from the Court, and without the express written consent of Class Counsel and Settling Defendants’ Counsel, on behalf of all Parties, the Settlement Agreement is not subject to any change, modification, amendment, or addition.
21.
The terms of the Settlement Agreement and of this Final Order and Judgment are forever binding on the Parties and Settlement Class Members, as well as their respective heirs, executors, administrators, predecessors, successors, affiliates, and assigns. Settlement Class Members include all Persons within the definition of the Settlement Class in Paragraph 5.1 of the Settlement Agreement and who did not submit timely and valid Requests for Exclusion that were recognized as such in accordance with the procedures in the Settlement Agreement and the Order Granting Preliminary Approval.
22.
Class Counsel are hereby awarded attorneys’ fees, costs, and expenses in the amount of _______________. Pursuant to Paragraph 11.2 of the Settlement Agreement, such amount shall be paid from the Qualified Settlement Fund by the Escrow Agent to Class Counsel, upon production to the Escrow Agent of a copy of this Order, no later than fourteen (14) calendar days after the Effective Date, if such date occurs. Settling Defendants shall have no obligation for such amounts.
23.
The “holdback assessment” required by Case Management Order No. 3 (Entry No. 72), entered by the Court on April 26, 2019, shall be assessed upon the Effective Date, before any portion of the Settlement Funds is distributed to Settlement Class Members or Class Counsel.

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EXHIBIT 10.1B

24.
In the event that the Settlement does not reach Final Judgment, this Final Order and Judgment, the Order Granting Preliminary Approval, and any other orders of the Court relating to the Settlement Agreement shall be deemed vacated, null and void, and of no further force or effect, except as otherwise provided by the Settlement Agreement, and any unexpended Settlement Funds shall be returned to Settling Defendants as provided in Paragraph 9.10 of the Settlement Agreement.

SO ORDERED this _______ day of ____________, 202__.

The Honorable Richard M. Gergel

United States District Judge

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